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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
ONEOK, Inc.

We consent to the incorporation by reference herein of our report on the Consolidated Financial Statements of ONEOK, Inc. and subsidiaries as of December 31, 2000, December 31, 1999 and August 31, 1999, and for the year ended December 31, 2000, the years ended August 31, 1999 and 1998, and the four months ended December 31, 1999, which report appears in the December 31, 2000 Annual Report on Form 10-K of ONEOK, Inc. and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in accounting for energy trading contracts in 2000.

 /s/ KPMG LLP

Tulsa, Oklahoma
December 28, 2001